Exhibit 10.5.13

AMENDMENT NO. 1

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Amendment No. 1”), dated as of March 11, 2003, by and among Congress Financial Corporation, as agent (in such capacity, “Agent”) for itself and the financial institutions from time to time party to the Loan Agreement (as hereinafter defined), as lenders (collectively, together with Agent, “Lenders”), The CIT Group/Business Credit, Inc., as co-agent (in such capacity, “Co-Agent”), The Doe Run Resources Corporation (“Doe Run”), The Buick Resource Recycling Facility LLC (“Buick Smelting”), Fabricated Products, Inc., (“Fabricated Products”, and together with the Doe Run and Buick Smelting, each individually a “Borrower” and collectively, “Borrowers”) and DR Land Holdings, LLC (“Guarantor”).

W I T N E S S E T H :

                WHEREAS, Agent, Co-Agent, Lenders, Borrowers and Guarantor have entered into financing arrangements pursuant to which Agent and Lenders have made and may make loans and advances to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated October 29, 2002, by and among Agent, Co-Agent, Lenders, Borrowers and Guarantor (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

                WHEREAS, Borrowers have requested certain amendments to the Loan Agreement and a waiver of certain Events of Default;

                WHEREAS, Agent, Co-Agent and Lenders are willing to agree to such amendments and grant such waivers, subject to the terms and conditions herein; and

                WHEREAS, by this Amendment No. 1, Agent, Lenders, Borrowers and Guarantor desire and intend to evidence such amendments and waiver.

                NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.           Definitions.

(a)             Additional Definitions.

(i)            “Amendment No. 1” shall mean this Amendment No. 1, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and the Loan Agreement and the other Financing Agreements are hereby amended to include such definition.

(ii)           “Effective Date” shall have the meaning set forth in Section 7 hereof.

(b)           Amendments to Definitions.

(i)            All references to the term “Financing Agreements” in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, this Amendment No. 1.

(ii)           All references to the term “reserves” in the Loan Agreement and in any of the other Financing Agreements shall be deemed to include, in addition and not in limitation, the Special Judgment Reserve.

(c)             Interpretation.  For purposes of this Amendment No. 1, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2.           Amendment.

(a)             Section 7.10 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

        “7.10  Consolidated Net Worth .  Doe Run shall, at all times, maintain Consolidated Net Worth of not less than the amount set forth below for the period indicated:

Period	Amount

(a) Through and including January 31, 2003	($105,000,000)
(b) From February 1, 2003 through and including April 30, 2003	($109,000,000)
(c) From May 1, 2003 through and including July 31, 2003	($113,000,000)

Period	Amount

(d) From August 1, 2003 through and including October 31, 2003	($109,000,000)
(e) From November 1, 2003 through and including January 31, 2004	($109,000,000)
(f) From February 1, 2004 through and including April 30, 2004	($110,000,000)
(g) From May 1, 2004 through and including July 31, 2004	($109,000,000)
(h) From August 1, 2004 through and including October 31, 2004	($103,000,000)
(i) From November 1, 2004 through and including January 31, 2005	($102,000,000)
(j) From February 1, 2005 through and including April 30, 2005	($101,000,000)
(k) From May 1, 2005 through and including July 31, 2005	($97,000,000)
(l) From August 1, 2005 through and including October 31, 2005	($88,500,000)

The parentheticals above indicate that the number is negative.”

(b)           Financial Statements and Other Information.  Notwithstanding anything to the contrary contained in Section 7.19(a)(ii) of the Loan Agreement, Borrowers shall deliver to Agent and Lenders the unaudited consolidated and consolidating financial statements of Borrowers and their Subsidiaries for the fiscal quarter ended January 31, 2003 only, as described in and required under Section 7.19(a)(ii) of the Loan Agreement, by no later than April 30, 2003. Except as Agent may otherwise expressly agree in writing, if Borrowers fails to deliver to Agent and Lenders such financial statements on or before April 30, 2003, it is understood and agreed that such failure shall constitute an Event of Default and shall permit Agent to exercise its rights and remedies in accordance with the terms of the Loan Agreement with respect to such Event of Default immediately on May 1, 2003 without any further notice or passage of time. All other financial statements and other information required to be delivered to Agent and Lenders under Section 7.19 of the Loan Agreement shall be delivered to Agent and Lenders in accordance with the terms set forth therein except as Agent  may expressly agree in writing.

3.         Waiver.

(a)           Subject to the terms and conditions contained herein, Agent and Lenders hereby waive as of the Effective Date, the Event of Default arising under Section 8.1(d) of the Loan Agreement as a result of the entry of a judgment on January 13, 2003, against Fabricated Products in the amount of $4,347,014.48 (the “Judgment”) in the Missouri Circuit Court Twenty-Second Judicial Circuit (St. Louis City) (the “Court”) in the case known as Taracorp Industries, Inc. v. Fabricated Products, Inc. and Midco Industries, Inc., Cause No. 002-00769, Division 19 (the “Existing Judgment Default”); provided, that, such waiver shall automatically and without further action by the parties hereto be deemed rescinded and terminated upon the earliest to occur of the following:  the Judgment is rendered final pursuant to law of the State of Missouri or any other jurisdiction and Taracorp Industries, Inc. (or its successors or assigns or any party acting on its behalf or subrogated to any of its rights, collectively, “Taracorp”) takes any of the actions described in Section (ii) hereof, or  (ii) a writ of execution or an order or decree of similar effect is issued by any court, or a bond or other security is posted in order to obtain such a writ, order or decree, or the Judgment is presented for execution or any action is taken to levy or foreclose on any assets of any Borrower or to enforce any lien with respect to any assets of any Borrower pursuant to the Judgment, or  (ii) any Borrower or Guarantor fails to comply with Section 6(d) of this Amendment No. 1, or  (iv) the occurrence of any Event of Default or any act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (including, but not limited to, any Event of Default arising under Section 8.1(k) of the Loan Agreement as a result of an “Event of Default” under the Term Loan Documents in any way relating to the Judgment). Except as Agent and Lenders may otherwise expressly agree in writing, it is understood and agreed that the effect of such recission and termination shall be to permit Agent and Lenders to exercise their rights and remedies in accordance with the terms of the Loan Agreement with respect to the Existing Judgment Default immediately upon the happening of any of the events listed in subsections (i), (ii), (iii) and (iv) hereof without any further notice or passage of time.

(b)           Subject to the terms and conditions contained herein, Agent and Lenders hereby waive as of the Effective Date, the Event of Default arising under Section 8.1(b) of the Loan Agreement as a result of the failure of Borrowers to deliver to Agent and Lenders the financial statements of Borrowers and their Subsidiaries described in Section 7.19(a)(i) for the fiscal year ended October 31, 2002, together with a report thereon unqualified as to scope of the independent certified public accountants of Borrowers as required under Section 7.19(a)(i) of the Loan Agreement, within ninety (90) days after the end of such fiscal year (the “Existing Financial Statement Default”); provided, that, Agent and Lenders shall have received such financial statements of Borrowers and their Subsidiaries (including for this purpose, Doe Run Cayman and its Subsidiaries), together with such certificate of independent certified public accountants, all in form and substance satisfactory to Agent, on or before March 28, 2003. Except as Agent may otherwise expressly agree in writing, such waiver shall automatically and without further action by the parties hereto be deemed rescinded and terminated and of no force and effect with respect to the Existing Financial Statement Default any time after March 28, 2003, if Borrowers fails to deliver to Agent and Lenders, such financial statements and report on or before March 28, 2003, it being understood and agreed that the effect of such recission and termination shall be to permit

Agent to exercise its rights and remedies in accordance with the terms of the Loan Agreement with respect to the Existing Financial Statement Default immediately on March 29, 2003 without any further notice or passage of time.

(c)           Subject to the terms and conditions set forth herein, Agent and Lenders hereby waive, through the Effective Date, the Event of Default under Section 8.1(b) of the Loan Agreement arising prior to the Effective Date as a result of the failure of Doe Run to maintain the minimum Consolidated Net Worth required by Section 7.10 of the Loan Agreement during the period from October 29, 2002 through the Effective Date.

(d)             Agent and Lenders have not waived and are not by this agreement waiving, and have no present intention of waiving, any other Events of Default, which may have occurred prior to the date hereof, or may be continuing on the date hereof or any Event of Default which may occur after the date hereof, other than the Events of Default listed in Sections 3(a), 3(b) and 3(c) hereof (collectively, “Existing Defaults”), whether the same or similar to the Existing Defaults or otherwise.  Agent and Lenders reserve the right, in their discretion, to exercise any or all of its or their rights and remedies arising under the Financing Agreements applicable or otherwise, as a result of any other Events of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof (other than the Existing Defaults except as set forth in Sections 3(a) and (b) above), whether the same or similar to the Event of Default described above or otherwise, including the Existing Judgment Default the Existing Financial Statement Default upon or after the recission and termination of the waivers provided for above in Sections 3(a) and 3(b) above. Nothing contained herein shall be construed as a waiver of the failure of Borrowers to comply with the terms of the Loan Agreement and the other Financing Agreements after such time.

4.           Special Judgment Reserve.  In addition to any other rights of Agent under this Amendment No. 1, the Loan Agreement or the other Financing Agreements with respect to the establishment of reserves or otherwise, and in addition to any other reserves at any time established by Agent, Agent shall, at any time on or after the date that the Judgment is rendered final pursuant to the laws of the State of Missouri or any other jurisdiction, establish a reserve reducing the amount of Borrowing Base Loans otherwise available to Borrowers in an amount up to the amount of such Judgment and such amount may be increased and decreased from time to time at Agent’s option without any further notice to Borrowers (the “Special Judgment Reserve”). Furthermore, Agent may, at any time after the date that the Judgment is rendered final pursuant to the laws of the State of Missouri or any other jurisdiction, pay or bond on appeal the Judgment (irrespective of the amount of said judgment or the time elapsed since entry thereof), and charge Borrowers’ account(s) therefor, such amounts to be repayable by such Borrowers on demand, together with interest thereon at the highest rate of interest payable hereunder; provided, however, Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by making any payment for Borrowers’ account(s), be deemed to have assumed any obligation or liability of Borrowers.

5.           Amendment Fee.  In consideration of this Amendment No. 1, Borrowers shall pay to Agent (for the account of Lenders based upon their Pro Rata Shares), an amendment fee of

$75,000, which amount is fully earned and payable and may be charged directly to Borrowers’ loan accounts maintained by Agent as follows:

(a)             $37,500 of such amount shall be earned and paid to Agent (for the account of Lenders based upon their Pro Rata Shares) on the date hereof; and

(b)             $37,500 of such amount shall be earned and paid to Agent (for the account of Lenders based upon their Pro Rata Shares) on June 16, 2003; provided, that, the entire unpaid amount of such fee shall become immediately due and payable, without notice or demand, at Agent’s option,  (i) upon the occurrence of any of the events or actions described in Section 3(a) (i) through (iv) hereof, or  (ii) upon the termination of the Loan Agreement or  (iii) upon the occurrence of an Event of Default (including an Existing Default upon or after any of the following:  the date of any recission and termination of any waiver with respect to such Existing Default in accordance with the terms hereof,  March 28, 2003, if the Effective Date has not occurred by such date, and  the occurrence of any of the events or actions described in Section 3(a)(i) through (iv) hereof).

6.           Additional Representations, Warranties and Covenants.  Each Borrower and Guarantor represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Agent and Lenders to Borrowers:

(a)             This Amendment No. 1 has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date hereof and the agreements and obligations of each Borrower and Guarantor contained herein constitutes legal, valid and binding obligations of such Borrower or Guarantor enforceable against each of them in accordance with their respective terms.

(b)             No action of, or filing with, or consent or any governmental or public body or authority, and no approval or consent of any other party, is or will be required to authorize, or is or will be otherwise required in connection with, the execution, delivery and performance of this Amendment No. 1.

(c)             No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing on the date of this Amendment No. 1 (other than the Existing Defaults).

(d)             In addition, and not in limitation, of all other reporting requirements set forth in the Loan Agreement, Borrowers shall:

(i)            immediately notify Agent in the event that the Judgment is rendered final pursuant to law of the State of Missouri or any other jurisdiction and/or the Judgment is presented for execution by Taracorp or Taracorp takes any action to levy or foreclose on or takes any other action with respect to any assets of any Borrower pursuant to the Judgment; and

(ii)             promptly deliver to Agent the following:  (A) any notices or summons received from any party or the Court in any way related to the Judgment or the underlying cause of action or any related cause of action or the execution thereon,  (B) copies of all pleadings served upon any party and/or filed with the Court in connection with the Judgment or the underlying cause of action or any related cause of action,  (C) written updates regarding the litigation and any settlement discussions with Taracorp in such detail as Agent may require, and  any documents or agreements related to the foregoing requested by Agent.

7.           Conditions Precedent. The effectiveness of the amendments and waivers contained herein shall be subject to the satisfaction of the following conditions precedent in a manner acceptable to Agent (the date upon which all of the conditions precedent set forth in Section 7 hereof shall have been satisfied in a manner acceptable to Agent shall be referred to herein as the “Effective Date”):

(a)             the receipt by Agent of an original of this Amendment No. 1, duly authorized, executed and delivered by Borrowers and Guarantor on the date hereof;

(b)           the receipt by Agent of the $37,500 fee referred to in Section 5(a) hereof on the date hereof;

(c)             all requisite corporate action and proceedings in connection with this Amendment No. 1 shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings, which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities on the date hereof;

(d)           the receipt by Agent of a true, correct and complete copy of the waiver of the Term Loan Agent and Term Loan Lenders with respect to any “Event of Default” arising under the Term Loan Documents (as such term is defined in the Term Loan Documents) prior to the date hereof as duly authorized, executed and delivered by Term Loan Agent and each Term Loan Lender;

(e)           the receipt by Agent of an original fully executed amendment to the letter agreement, dated October 29, 2002, by Borrowers and Guarantor in favor of Agent with respect to the delivery of certain post-closing items on the date hereof; and

(f)            as of the date that all of the foregoing conditions precedent shall have been  satisfied, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing on such date (after giving effect to the provisions hereof);

provided, that, the Effective Date shall not occur after the earlier of:  (i) March 28, 2003 or (ii) the occurrence of any of the events or actions described in Section 3(a)(i) through (iv) hereof or (iii) the occurrence of any Event of Default (other than an Existing Default) or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred.

8.           Consent to Taracorp Notice. Borrowers hereby acknowledged and consent that Agent may send a written notice to Taracorp, its attorneys and agents advising such parties of the existence of the obligations of Fabricated Products and its affiliates to Agent and Lenders and the security interests and liens granted by Fabricated Products and its affiliates in favor of Agent for the benefit of Lenders on the Collateral and any other matters that Agent deems appropriate. Borrowers shall provide Agent with any information which Agent may require to send such notice.

9.           Effect of this Amendment.  Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 1 or with respect to the subject matter of this Amendment No. 1.  To the extent of conflict between the terms of this Amendment No. 1 and the other Financing Agreements, the terms of this Amendment No. 1 shall control.  The Loan Agreement and this Amendment No. 1 shall be read and construed as one agreement.

10.         Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 1

11.         Governing Law.  The validity, interpretation and enforcement of this Amendment No. 1 whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

12.         Binding Effect.  This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13I.        Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 1.

14.         Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.  In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1.  Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

THE DOE RUN RESOURCES CORPORATION

By: /s/ Marvin Kaiser

Title: Executive VP, CFO & CAO

THE BUICK RESOURCE RECYCLING
FACILITY LLC

By: /s/ Marvin Kaiser

Title: Chief Financial Officer

FABRICATED PRODUCTS, INC.

By: /s/ Marvin Kaiser

Title:Vice President - Finance and Treasurer

DR LAND HOLDINGS, LLC

By: /s/ Marvin Kaiser

Title: Executive Vice President

CONGRESS FINANCIAL CORPORATION,
as Agent and Lender

By: /s/ Herbert Korn

Title: VP

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THE CIT GROUP/BUSINESS CREDIT, INC.,
as Co-Agent and Lender

By: /s/ Louis McKinley

Title: Vice President

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ACKNOWLEDGED:

THE RENCO GROUP, INC.

By: /s/ John A. Binko

Title: Vice President